Exhibit 6.9

KINDARA INC.

AMENDED AND RESTATED FOUNDER STOCK RESTRICTION AGREEMENT

Kindara Inc., a Delaware corporation (the “Company”) previously issued 4,000,000 shares of Common Stock, par value $0.00001 per share, of the Company (the “Shares”) to William Sacks (the “Founder”). Such Shares are subject to vesting and certain restrictions on transfer pursuant to that certain Stock Restriction Agreement, dated June 13, 2011, between the Company and the Founder (the “Prior Agreement”). The Company and the Founder hereby agree that this Agreement replaces and terminates the Prior Agreement. The terms and conditions attached hereto are incorporated herein and made a part hereof.

Name of Founder:	William Sacks
Date of this Agreement:	August 7, 2015
Number of Shares	4,000,000
Repurchase Price per Share:	$0.00001
Number of Shares that are Vested Shares on the Vesting Start Date:	2,668,000
Number of Shares that are Unvested Shares on the Vesting Start Date:	1,332,000
Vesting Start Date:	August 7, 2015

Vesting Schedule (subject to acceleration as provided herein):

The Unvested Shares shall vest in equal monthly installments over a two (2) year period commencing on the Vesting Start Date, at a rate of 55,500 Shares each month, until the second anniversary of the Vesting Start Date, on which date, subject to the vesting conditions herein, all remaining Unvested Shares shall vest.

All vesting is dependent on the continuation of the Founder’s Business Relationship with the Company on the applicable vesting date, as provided herein. Unvested Shares and Vested Shares are subject to certain transfer restrictions set forth herein.

FOUNDER:	COMPANY:

Kindara Inc.

/s/ William Sacks	By	/s/ Sally Hatcher
William Sacks		Sally Hatcher, President

Address:

Kindara Inc.

Amended and Restated Founder Stock Restriction Agreement – Incorporated Terms and

Conditions

WHEREAS, the Founder holds 4,000,000 Shares; and

WHEREAS, the Founder agreed to restrict the Shares as more fully described in the Prior Agreement; and

WHEREAS, the Company and the Founder have agreed to replace and terminate the Prior Agreement with this Agreement in order to (i) continue to retain the services of the Founder and (ii) induce certain investors to purchase shares of the Company’s Series Seed Preferred Stock and invest funds in the Company.

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.            Definitions. The following definitions shall apply:

“Acquisition” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of the Company’s capital stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale, in a single transaction or series of related transactions, of all or a majority of the Company’s capital stock to an unrelated person or entity, or (v) any other change in control transaction as determined by the Board of Directors. Notwithstanding the foregoing, a transaction (or series of related transactions) shall not constitute an Acquisition if (x) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, or (y) it is for bona fide equity financing purposes.

“Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, or if so determined by the Board of Directors, as a consultant or director.

“Board of Directors” shall mean the Board of Directors of the Company.

“Cause” means any of the following: (i) material dishonesty with respect to the Board of Directors, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, material misconduct with respect to the Board of Directors, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) material breach of an employment, consulting or other agreement with the Company; or (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contender; provided, however that in the event that such action resulting in “Cause” may be cured, the Company shall give Founder written notice of such action and Founder shall have 10 business days to cure such action.

“Common Stock” means the common stock, par value $0.00001 per share, of the Company, subject to adjustments pursuant to Section 6.

2.            Vesting.

(a)          Vesting Schedule. If the Founder has continuously maintained a Business Relationship with the Company through the vesting dates specified on the cover page hereof, Unvested Shares shall become Vested Shares (or shall “vest”) on such dates and in an amount equal to that which is set forth on the cover page. Shares that have been so earned by continuity of the Founder’s Business Relationship with the Company shall be regarded as “Vested Shares” and Shares that have not been so earned by continuity of the Founder’s Business Relationship with the Company shall be regarded as “Unvested Shares.” Except to the extent otherwise provided in this Section 2, if the Founder’s Business Relationship with the Company ceases, voluntarily or involuntarily, with or without Cause, no Unvested Shares shall become Vested Shares thereafter with respect to the Founder. Any determination under this Agreement as to the status of a Business Relationship shall be made in good faith by the Board of Directors. For the avoidance of doubt, the Board of Directors, in its discretion, may accelerate any vesting dates or waive any of the requirements for vesting.

(b)          Accelerated Vesting Upon Termination without Cause after an Acquisition. In the event that the Founder has continuously maintained a Business Relationship with the Company (through the date of termination) and is terminated by the Company or the acquiring entity without Cause (as defined above) within twelve months after an Acquisition, 100% of the total number of Shares that are Unvested Shares shall immediately vest upon such termination. Subject to the provisions of Section 8 hereof, the Shares which shall become vested shall be delivered to the Founder at the Founder’s request.

(c)          Termination of Business Relationship. For purposes hereof, the Founder’s Business Relationship with the Company shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Board of Directors and if such written approval contractually obligates the Company to continue the Founder’s Business Relationship with the Company after the approved period of absence; in the event of such an approved leave of absence, vesting of Unvested Shares shall be suspended (and the period of the leave of absence shall be added to all vesting dates) unless otherwise provided in the Board of Director’s written approval of the leave of absence or other waiver. For purposes hereof, a termination of the Founder’s Business Relationship followed by another Business Relationship with the Company shall be deemed a termination of the Business Relationship with all vesting to cease unless the Company, with the approval of the Board of Directors, enters into a written agreement related to such other Business Relationship in which it is specifically stated that there is no termination of the Business Relationship under this Agreement. This Agreement shall not be affected by any change of Business Relationship within or among the Company and its subsidiaries so long as the Founder continuously remains an employee, officer, or if so determined by the Board of Directors, as a consultant or director of the Company, or any subsidiary of the Company.

3.            Right of Repurchase of Unvested Shares.

(a)          Transfers. The Founder may not sell, assign, transfer, pledge, hypothecate, gift, mortgage or otherwise encumber or dispose of (“Transfer”) all or any of the Unvested Shares, or any interest therein, except to the Company (or any successor to the Company) pursuant to this Section 3.

(b)          Purchase by the Company. Upon the termination of the Founder’s Business Relationship, the Founder shall sell to the Company (or the Company’s assignee) all Unvested Shares in accordance with the procedures set forth below, unless the Board of Directors determine within 120 days following such termination not to purchase the Unvested Shares. The price (the “Original Repurchase Price”) at which the Company may purchase any Unvested Shares (the purchased Unvested Shares being referred to as “Repurchased Unvested Shares”) shall be the Repurchase Price per Share set forth on the cover page of this Agreement (subject to adjustment as herein provided). Such sale shall be effected by the delivery by the Escrow Holder (as defined below) to the Company of a certificate or certificates evidencing the Repurchased Unvested Shares, each duly endorsed for transfer to the Company. Within 120 days following receipt thereof, the Company shall mail a check for the Original Repurchase Price to the Founder or shall cancel indebtedness owed to the Company by the Founder by written notice mailed to the Founder, or both. Upon the mailing of a check in payment of the purchase price in accordance with the terms hereof or cancellation of indebtedness as aforesaid, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name or cancel the number of Unvested Shares being repurchased by the Company.

4.            Restrictions on Transfers. The Founder may not at any time transfer any Vested Shares to any individual, corporation, partnership or other entity that engages in any business activity that is in competition, directly or indirectly, with the products or services being developed, manufactured or sold by the Company. The determination of whether any proposed transferee engages in any business activity that is in competition with those of the Company shall be made by the Board of Directors in good faith. This prohibition shall be applicable in addition to and separately from the other provisions hereof.

5.            Investment Representation.

(a)          The Founder represents, warrants and acknowledges that the Founder: (i) has had an opportunity to ask questions of and receive answers from a Company representative concerning the terms and conditions of this investment; (ii) is acquiring the Shares with the Founder’s own funds, for the Founder’s own account for the purpose of investment, and not with a view to any resale or other distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”); (iii) is a sophisticated investor with such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the Shares and that the Founder is able to and must bear the economic risk of the investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act, and therefore, cannot be offered or sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Furthermore, the Company may place legends on any stock certificate representing the Shares with the securities laws and contractual restrictions thereon and issue related stop transfer instructions.

(b)          The Founder acknowledges and understands that the Shares have not been registered under the Securities Act, nor registered pursuant to the provisions of the securities laws or other laws of any other applicable jurisdictions, in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and in the laws of such jurisdictions. The Founder further understands that the Company has no intention and is under no obligation to register the Shares under the Securities Act or to comply with the requirements for any exemption that might otherwise be available, or to supply the Founder with any information necessary to enable the Founder to make routine sales of the Shares under Rule 144 or any other rule of the Securities and Exchange Commission.

6.            Changes in Company Capital Stock.

(a)          If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Common Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Board of Directors shall make an appropriate or proportionate adjustment in (i) the number and kind of Shares subject to this Agreement and (ii) the repurchase price per Unvested Share, if any. The adjustment by the Board of Directors shall be final, binding and conclusive. No fractional Shares shall be issued under this provision resulting from any such adjustment, but the Board of Directors in its discretion may make a cash payment in lieu of fractional shares. Upon the occurrence of any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or any exchange of the Common Stock for cash, securities or other property pursuant to a share exchange transaction, the restrictions on transfer and the other provisions of this Agreement shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Unvested Shares were converted into or exchanged for pursuant to such transaction in the same manner and to the same extent as they applied to the Unvested Shares under this Agreement.

(b)          The Board of Directors may also adjust the number of Shares subject to this Agreement and the terms of this Agreement to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Board of Directors that such adjustment is appropriate to avoid distortion in the operation of this Agreement.

7.            Rights as a Stockholder. Subject to the terms of Section 8 of this Agreement, the Founder shall have the rights of a stockholder with respect to the voting of the Shares and dividends. The Founder shall be considered the record owner of and shall be entitled to vote the Shares if and to the extent such Shares are entitled to voting rights. The Founder shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution and provided, further, that any such dividends or other distributions paid on Unvested Shares shall be held in escrow until such time, if ever, as such shares become Vested Shares.

8.            Escrow of Shares. All Unvested Shares shall be held in escrow by the Company, as escrow holder (“Escrow Holder”).

(a)          The Escrow Holder is hereby directed to transfer the Unvested Shares in accordance with this Agreement or instructions signed by both the Founder and the Company. If the Company or any assignee exercises its repurchase rights hereunder, the Escrow Holder, upon receipt of written notice of such exercise from the Company or such assignee, shall take all steps necessary to accomplish such transfer. The Founder hereby grants the Escrow Holder an irrevocable power of attorney coupled with an interest to take any and all actions required to effect such transfer.

(b)          The Escrow Holder may act in reliance upon advice of counsel in reference to any matter(s) connected with this Agreement, and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(c)          With respect to any Unvested Shares that become Vested Shares, the Company may, at its option, issue a new certificate for the number of shares which have become Vested Shares and shall deliver such certificate to the Founder and shall deliver to the Escrow Holder a new certificate for the remaining Unvested Shares in exchange for the certificate then being held by the Escrow Holder.

(d)          If, from time to time while the Escrow Holder is holding Unvested Shares, there is any stock dividend, stock split or other change in or respecting such shares, any and all new, substituted or additional securities to which the Founder is entitled by reason of his ownership of the Unvested Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as “Unvested Shares” for purposes of this Agreement and the repurchase rights of the Company.

9.            Certain Tax Matters.

(a)          If the Company in its discretion determines that it is obligated to withhold any tax in connection with the transfer of, or the lapse of restrictions on, the Shares, the Founder hereby agrees that the Company may withhold from the Founder’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration. The Founder further agrees that, if the Company does not withhold an amount from the Founder’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Founder will make reimbursement on demand, in cash, for the amount underwithheld.

(b)          The Founder represents that it has received tax advice from its own personal tax advisor on the tax consequences of a purchase of the Shares. The Founder understands the tax consequences of filing (and not filing) a Section 83(b) election under the Internal Revenue Code of 1986, as amended (the “Code”). The filing of a Section 83(b) election is the Founder’s responsibility.

10.          Failure to Deliver Shares. If the Founder (or his legal representative) who has become obligated to sell Shares hereunder shall fail to deliver such Shares to the Company in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, mail to the Founder the purchase price for such Shares as is herein specified. Thereupon, the Company: (i) shall cancel on its books the certificate or certificates representing such Shares to be sold; and (ii) shall issue, in lieu thereof, a new certificate or certificates in the name of the Company representing such Shares (or cancel such Shares), and thereupon all of such Founder’s rights in and to such Shares shall terminate.

11.          Legend. Any certificate(s) representing the Shares shall carry substantially the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING REPURCHASE AND RESTRICTIONS AGAINST TRANSFERS) CONTAINED IN A CERTAIN AMENDED AND RESTATED FOUNDER STOCK RESTRICTION AGREEMENT BY AND AMONG THE STOCKHODLER AND THE CORPORATION. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

12.          Miscellaneous.

(a)          Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission (with a copy sent by first class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed, if to the Founder, to the address set forth below or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the President.

(b)          Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)          Waivers. From time to time, the Company may waive its rights hereunder either generally or with respect to one or more specific transfers or actions that have been proposed, attempted or made. All action to be taken by the Company shall be taken by the vote of the members of the Board of Directors then in office. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(d)          Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth herein.

(f)          Governing Law. This Agreement and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

(g)          No Obligation to Continue Employment. Neither this Agreement nor any provision hereof imposes any obligation on the Company to continue the Founder in employment or any other Business Relationship with the Company. The Founder acknowledges that the consideration for the Founder’s consultancy, directorship or other non-employee Business Relationship may be the vesting of Shares as provided herein, and that the Company may terminate such Business Relationship and vesting at any time, for any or no reason, with or without prior notice.

(h)          Counterparts. This Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.